EXHIBIT 99.01

El Paso Electric www.epelectric.com

NEWS RELEASE

For Immediate Release	Date: May 5, 2004

Contacts:

Media: Teresa Souza, 915-543-5823

Analysts: Steve Busser, 915-543-5983; Rachelle Williams, 915-543-2257

El Paso Electric Board Members to Retire

El Paso Electric directors Wilson K. Cadman and James A. “Jack” Cardwell will retire from the El Paso Electric Board of Directors on May 5, 2004, each after more than a decade of dedicated service.

Cadman, a retired Chairman of the Board, President and Chief Executive Officer of Kansas Gas and Electric Company and former Vice Chairman of the Board of Western Resources, Inc., has served on the EPE board since 1992. Cardwell, the Chairman of the Board and Chief Executive Officer of Petro Stopping Centers, LP, has been an EPE director since 1990.

“Mr. Cadman and Mr. Cardwell have helped to guide El Paso Electric through some difficult and challenging times. Their experience and leadership have been invaluable to ensuring EPE’s success,” said EPE Board Chairman George W. Edwards, Jr. “Their wise counsel and many years of service to EPE and its shareholders is recognized and deeply appreciated.”

The El Paso Electric Board of Directors announced the creation of the James A. “Jack” Cardwell Endowed Scholarship at the University of Texas at El Paso for deserving students in the College of Business Administration and the Wilson K. Cadman Endowed Scholarship at New Mexico State University for deserving students in the College of Business Administration and Economics.

Messrs. Cadman and Cardwell are retiring pursuant to mandatory age requirements under El Paso Electric Corporate Governance guidelines. With the retirement of these two board members, the size of EPE’s board will be reduced to 12 members.

El Paso Electric is a regional electric utility providing generation, transmission and distribution service to approximately 320,000 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico. EPE has a net installed generation capacity of approximately 1,500 MW. EPE’s common stock trades on the New York Stock Exchange under the symbol EE.

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El Paso Electric • P.O. Box 982 • El Paso, Texas 79960